                                                                EXHIBIT 99


                                                          January 18, 1994
                            Press Contact: Steve Rautenberg (212) 552-4505
                           Investor Contact: William Maletz (212) 552-5329


              CHASE REPORTS FOURTH QUARTER 1993 RECORD EARNINGS,
                            UP 85% TO $313 MILLION


      The Chase Manhattan Corporation today reported record consolidated net income for the fourth quarter of 1993 of $313 million ($1.53 per share), up 85% from the $169 million ($.87 per share) reported for the fourth quarter of 1992.

For the full year of 1993, Chase reported consolidated net income of $966 million ($4.79 per share), up 51% from the $639 million ($3.46 per share) reported for the full year of 1992.

Thomas G. Labrecque, Chase Chairman said, "Chase made great progress in 1993 through an outstanding effort by our employees. With aggressive action programs, we substantially improved our asset quality, including significant reductions in our real estate and cross-border exposures. We also strengthened our capital base to support the growth of our core businesses."

Highlights for the fourth quarter of 1993 included the following.

EARNINGS
   - Profitability ratios were strong. Return on assets was 1.18% and return on common equity was 17.9%.
   -  The expense to revenue ratio, excluding ORE expenses, improved to 58%.
   -  The net interest margin was 4.33%.
   -  Trading revenues were $167 million, up 46% from fourth quarter 1992.
   - The provision for possible credit losses declined to $195 million, $110 million less than the fourth quarter of 1992.

ASSET QUALITY
   - Within nine months, Chase liquidated almost 80% of the assets held for accelerated disposition, reducing the carrying value to $222 million. The fourth quarter reduction was $500 million which included a successful bulk sale auction and repayments. The remaining domestic commercial real estate assets were reduced during the fourth quarter by $699 million to $4.0 billion. These actions resulted in fourth quarter net pre-tax gains of $108 million, which included $215 million of gains from assets held for accelerated disposition, less $107 million of ORE valuation losses and expenses.
   - Chase's cross-border exposure, principally to refinancing countries, was reduced by approximately $1.3 billion through sales, charge-offs and valuations to market. These transactions resulted in fourth quarter net pre-tax losses of $10 million, and net loan charge-offs of $484 million, which effectively eliminated the reserve applicable to refinancing countries.
   - Total nonaccrual loans were reduced by 47% to $1.1 billion, or less than 1.8% of total loans, resulting in a ratio of reserves to nonaccrual loans of 135% at December 31, 1993.

CAPITAL
   -  Tier 1 and total capital ratios improved to 8.4% and 13.2%, respectively.

OTHER ITEMS
   - Charges for business-related investments, which included leasehold write-offs and other costs associated with updating and expanding dealer trading activities, particularly in Europe, and costs associated with data center consolidations and enhanced information systems totaled $45 million.
   - On December 31, 1993, Chase adopted SFAS No. 115 entitled, "Accounting for Certain Investments in Debt and Equity Securities," which resulted in a net positive impact of $264 million on total stockholders' equity.
   - The adoption of SFAS No. 112 entitled, "Employers' Accounting for Postemployment Benefits," resulted in a charge of $10 million.

Chase President, Arthur F. Ryan added, "Our strong fourth quarter results reflect the continuing success of our business strategies. The accelerated liquidation of uneconomic assets frees up resources for investment to achieve future growth and enhanced productivity. Our improved financial position has already expanded our market opportunities as is particularly evident in our trading results."

NET INTEREST REVENUE - TAXABLE EQUIVALENT BASIS
Net interest revenue, on a taxable equivalent basis, was $1,008 million for the fourth quarter of 1993, up $42 million, or 4%, from $966 million for the fourth quarter of 1992. Included in the fourth quarter of 1993 net interest revenue was $21 million from the sale of Argentine past due interest bonds. The fourth quarter of 1993 net interest margin was 4.33%, compared with 4.31% reported for the fourth quarter of 1992. Average interest-earning assets for the fourth quarter of 1993 were $92.4 billion, compared with $89.1 billion for the fourth quarter of 1992. Average loans decreased to $62.4 billion for the fourth quarter of 1993 from the $63.1 billion level reported for the fourth quarter of 1992.

For the full year of 1993, net interest revenue, on a taxable equivalent basis, was $3,892 million, up $289 million, or 8%, from $3,603 million for the full year of 1992. The net interest margin was 4.33% for full year 1993, compared with 4.09% for the full year of 1992. Excluding $163 million of revenue realized in 1993 from the sales of both Brazilian and Argentine past due interest bonds, the net interest margin would have been 4.15% for full year 1993. Average interest-earning assets for the full year of 1993 were $89.9 billion, compared with $88.1 billion for full year 1992. For full year 1993, average loans decreased to $61.5 billion from the $64.6 billion level reported for the full year of 1992.

TRADING REVENUE
For the fourth quarter of 1993, total trading revenue of $167 million was $53 million, or 46%, higher than the fourth quarter of 1992. This increase was primarily the result of strong customer demand across geographic regions for derivative products as well as emerging markets securities. Total trading revenue for full year 1993 increased by $248 million, or 53%, from the level reported for the full year of 1992.


                                    Fourth  Quarter        Full  Year
($ in millions)                      1993      1992       1993     1992
Trading Revenue:
 Foreign Exchange                    $ 75      $ 82      $ 356    $ 327
 Trading Account                       92        32        360      141

  Total Trading Revenue              $167      $114      $ 716    $ 468

FEES AND COMMISSIONS
Fees and commissions for the fourth quarter of 1993 were $401 million, down $16 million from the same period in 1992, primarily due to a decline in consumer banking fees which reflected $33 million of charges resulting from accelerated write downs of mortgage servicing assets. Such write downs in the fourth quarter of 1993 continue to reflect an industry-wide high level of mortgage refinancing activity that started to abate during the quarter.

Fee revenue from trust and fiduciary activities for the fourth quarter of 1993 increased 19% over the same period in 1992, reflecting continued growth in client assets.

                                    Fourth  Quarter         Full  Year
($ in millions)                      1993      1992*       1993     1992*
Fees and Commissions:
 Consumer Banking                    $110       $145     $  457   $  549
 Trust and Fiduciary                  124        104        465      407
 Investment Banking                    53         62        194      200
 Other                                114        106        446      426

  Total Fees and Commissions         $401       $417     $1,562   $1,582

* Prior periods restated to conform to current year presentation.

OTHER REVENUE
Other revenue for the fourth quarter of 1993 was $309 million, up $269 million from the same period in 1992. For the full year of 1993, other revenue was $671 million, or $372 million higher than the $299 million reported for the full year of 1992.

During the fourth quarter of 1993, Chase continued to reduce its domestic commercial real estate exposure, particularly the accelerated disposition portfolio, through sales, including the bulk sale auction of several portfolios, repayments, and valuation write downs. Other revenue for the fourth quarter of 1993 included $215 million of net gains from assets held for accelerated disposition.

In addition, the reduction in cross-border exposure resulted in $10 million of net losses, which reflected net losses of $31 million in other revenue and interest revenue of $21 million.

As in prior quarters, other revenue also included gains from the disposition of corporate finance-related equity investments. For the fourth quarter of 1993, $110 million of such gains were recognized, compared with $32 million for the fourth quarter of 1992.

OPERATING EXPENSES
Total operating expenses were $1,199 million for the fourth quarter of 1993 and $1,019 million for the fourth quarter of 1992. Compared with the same period in 1992, operating expenses for the fourth quarter of 1993 included: $9 million applicable to the acquisition of Troy and Nichols; $10 million due to the adoption of SFAS 106; $10 million resulting from the adoption of SFAS
112; and increased compensation accruals related to higher earnings. In addition, fourth quarter 1993 operating expenses included $107 million of ORE valuation losses and expenses, including valuation losses related to ORE transactions expected to close in 1994. This compared with $36 million of ORE costs for the fourth quarter of 1992. Fourth quarter 1993 operating expenses also included $45 million of charges for business-related investments, including the costs associated with expanding dealer trading activities.

For the full year of 1993, operating expenses (excluding the first quarter of 1993 provision for ORE held for accelerated disposition) were $4,202 million, compared with $3,868 million for the full year of 1992. Compared with the full year of 1992, operating expenses for full year 1993 included: an additional
$91 million of ORE expenses; $41 million of expenses related to SFAS 106;
$10 million of expenses related to SFAS 112; $19 million due to the Troy and Nichols acquisition; and increased performance related compensation accruals. In addition, full year 1993 operating expenses included $45 million of charges for various business-related investments.

INCOME TAXES
The provision for income taxes was $172 million for the fourth quarter of 1993, representing an effective tax rate of 35%. For the fourth quarter of 1992, the provision for income taxes was $35 million. The increased tax provision was due primarily to a higher level of pre-tax income. In addition, fourth quarter 1992 income tax expense reflected the utilization of $37 million of tax benefits carried forward from prior periods.

PROVISION FOR POSSIBLE CREDIT LOSSES AND NET LOAN CHARGE-OFFS
For the fourth quarter of 1993, the provision for possible credit losses was $195 million, or $20 million lower than the third quarter of 1993 and $110 million lower than the fourth quarter of 1992.

Net loan charge-offs, excluding refinancing countries, were $195 million for fourth quarter 1993, down $106 million from the fourth quarter of 1992. For the fourth quarter of 1993, domestic commercial real estate net loan charge-offs declined $85 million and domestic consumer net loan charge-offs declined $9 million from the fourth quarter of 1992.

For the fourth quarter of 1993, net loan charge-offs applicable to refinancing countries were $484 million, which were related to the reduction in cross-border exposure.


Provision For Possible Credit Losses & Net Loan Charge-Offs *

                            4th Qtr. 3rd Qtr. 4th Qtr.      Full Year
($ in millions)               1993     1993     1992      1993     1992
PROVISION FOR POSSIBLE
 CREDIT LOSSES              $  195   $  215   $  305     $ 995    $1,220

NET LOAN CHARGE-OFFS:
Domestic
- - Consumer                  $  100   $   97   $  109     $  395   $  464
- - Commercial Real Estate        54       58      139        277      453
- - Commercial & Other            35       47       52        165      215
Total Domestic                 189      202      300        837    1,132

International
- - Refinancing Countries        484        1       53        476       68
- - Other                          6       13        1         24       66
Total International            490       14       54        500      134

Total Net Loan Charge-Offs  $  679   $  216   $  354     $1,337   $1,266

* 1993 amounts exclude accelerated disposition portfolio.


The provision for possible credit losses for the full year of 1993, excluding the accelerated disposition portfolio, was $995 million, compared with $1,220 million for the full year of 1992. Excluding refinancing countries, net loan charge-offs for full year 1993 were $861 million, down $337 million from the full year of 1992.

RESERVE FOR POSSIBLE CREDIT LOSSES *

                                   Dec. 31,   Sept. 30,   Dec. 31,
($ in millions)                      1993       1993        1992
RESERVE FOR POSSIBLE
  CREDIT LOSSES                      $1,425     $1,916     $1,913

- - As a % of Total Loans                2.36%      3.06%      3.06%

- - As a % of Nonaccrual Loans            135%        96%        49%

* 1993 amounts exclude accelerated disposition portfolio.

During the fourth quarter of 1993, Chase reduced its cross-border exposure, by approximately $1.3 billion. In addition, $1.0 billion was transferred to the investment securities available for sale portfolio, in accordance with SFAS 115, and $.4 billion was transferred to the trading account.

NONACCRUAL OUTSTANDINGS AND ORE *
The distribution of nonaccrual outstandings based on the domicile of obligors was as follows:

                                      Dec. 31,   Sept. 30,    Dec. 31,
($ in millions)                         1993        1993        1992
Domestic:
 Commercial Real Estate Loans        $   475     $   705     $ 2,057
 Other Loans                             407         503         732
   Subtotal                              882       1,208       2,789

International:
 Refinancing Countries Loans              74**       668         997
 Other Loans                              98         129         156
   Subtotal                              172         797       1,153

   Total                             $ 1,054     $ 2,005     $ 3,942

Total Nonaccrual Outstandings
 as a % of Gross Assets                 1.02%       1.96%       4.03%

Total ORE ***                        $   905     $   966     $ 1,147

*     1993 amounts exclude accelerated disposition portfolio.
**    After transfer of $.4 billion to trading account.
*** Includes insubstance foreclosures of $766 million at December 31, 1993, $793 million at September 30, 1993 and $668 million at December 31, 1992.


DOMESTIC COMMERCIAL REAL ESTATE ASSETS *
Domestic commercial real estate assets declined approximately $.7 billion from $4.7 billion at September 30, 1993 to $4.0 billion at December 31, 1993. Contributing to this decline was approximately $531 million of net repayments and sales of outstanding assets, including $10 million of interest applied to principal, and $168 million of charge-offs and valuation losses.

Domestic Commercial Real Estate Assets

                         Dec. 31,   Sept. 30,    Dec. 31,
($ in millions)            1993        1993        1992
Loans:
  Performing               $2,594      $3,005      $4,687
  Nonaccrual                  475         705       2,057

    Total Loans             3,069       3,710       6,744

ORE                           895         953       1,137

     Total                 $3,964      $4,663      $7,881

* 1993 amounts exclude accelerated disposition portfolio.

DOMESTIC COMMERCIAL REAL ESTATE ASSETS - ACCELERATED DISPOSITION PORTFOLIO During the fourth quarter of 1993, the carrying value of domestic commercial real estate assets held for accelerated disposition was reduced by approximately 70% to $222 million primarily through sales and repayments. Net gains of $215 million were included in other revenue for the fourth quarter of 1993. At December 31, 1993, the carrying value of the assets held for accelerated disposition was 38% of their aggregate contractual amount.

Assets Held For Accelerated Disposition


                   Dec. 31,      Sept. 30,
($ in millions)      1993           1993
Loans               $ 151         $  513
ORE                    71            209

    Total           $ 222         $  722


Since taking the disposition action at March 31, 1993, Chase has reduced assets held for accelerated disposition by approximately 80% through December 31, 1993.


CAPITAL
Tier I and total risk-based capital ratios increased to 8.4% and 13.2%, respectively, at December 31, 1993, primarily as a result of increased retained earnings. The tier I leverage ratio increased to 7.8% at December 31, 1993. Although Chase adopted SFAS 115 on December 31, 1993, which resulted in an increase to stockholders' equity of $264 million, the risk-based capital ratios and tier I leverage ratio do not reflect this increase.

In addition, on January 1, 1994, Chase adopted FASB Interpretation 39 (FIN
39), entitled, "Offsetting of Amounts Related to Certain Contracts." If Chase had adopted FIN 39 during the fourth quarter of 1993, total assets and total liabilities would each have been increased by approximately $10 billion. The asset-based ratios, including the tier I leverage ratio would have been lower, although net income and the risk-based capital ratios would not have been affected.

                        THE CHASE MANHATTAN CORPORATION
                           SELECTED AVERAGE BALANCES
                               Fourth Qtr.          Full  Year
($ in billions)               1993    1992         1993     1992
Loans:
 Domestic Offices            $ 43.5  $ 45.2      $ 42.9   $ 46.8
 Overseas Offices              18.9    17.9        18.6     17.8
    Total Loans              $ 62.4  $ 63.1      $ 61.5   $ 64.6

Interest-Earning Assets      $ 92.4  $ 89.1      $ 89.9   $ 88.1

Total Assets                 $105.6  $101.5      $102.7   $100.4

Deposits:
 Domestic Offices            $ 42.1  $ 41.6      $ 41.7   $ 41.9
 Overseas Offices              30.4    26.6        28.9     26.3
    Total Deposits           $ 72.5  $ 68.2      $ 70.6   $ 68.2

Common Stockholders' Equity  $  6.3  $  4.9      $  5.7   $  4.6

Total Stockholders' Equity   $  7.7  $  6.4      $  7.2   $  5.9

                        THE CHASE MANHATTAN CORPORATION
              FINANCIAL HIGHLIGHTS AND SELECTED STATISTICAL DATA


($ in millions,
except per share data)                 FOURTH QUARTER       FULL YEAR
                                       1993      1992     1993     1992
NET INCOME                            $  313   $  169   $  966   $  639

PER COMMON SHARE
- -  Net Income                         $ 1.53   $  .87   $ 4.79   $ 3.46

- -  Book Value (period-end)            $36.48   $32.25

- -  Closing Stock Price
    (period-end)                      $33.88   $28.50


PROFITABILITY RATIOS
- -  Return on Average Common
    Stockholders' Equity               17.9%    11.0%    14.6%    11.1%

- -  Return on Average Assets            1.18%     .66%     .94%     .64%


NET INTEREST REVENUE
  (Fully Taxable Basis)               $1,008   $  966   $3,892   $3,603
- -  Net Interest Margin                 4.33%    4.31%    4.33%    4.09%


CAPITAL RATIOS (period-end)
- -  Common Stockholders' Equity         6.58%    5.25%

- -  Total Stockholders' Equity          7.95%    6.79%

- -  Risk-Based Capital
   - Tier I Capital                    8.44%    6.76%

   - Total Capital                    13.22%   11.12%

- -  Tier I Leverage                     7.81%    6.66%

The Chase Manhattan Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF CONDITION
                                                                December 31,
                                                           --------------------
($ in millions)                                               1993       1992
- -------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                    $  6,068   $  5,008
Interest-Bearing Deposits Placed with Banks                   5,309      5,722
Federal Funds Sold and Securities Purchased Under Resale
 Agreements                                                   6,586      4,191
Trading Account Assets                                        6,933      4,805
Investment Securities:
  Held to Maturity                                            1,384      1,431
  Available for Sale Carried at Fair Value                    7,690       -
  At Lower of Cost or Market                                   -         4,749
- -------------------------------------------------------------------------------
           Total Investment Securities                        9,074      6,180
Loans                                                        60,493     62,558
  Less: Reserve for Possible Credit Losses                    1,425      1,913
- -------------------------------------------------------------------------------
           Loans, Net                                        59,068     60,645
Assets Held for Accelerated Disposition                         222       -
Customers' Liability on Acceptances                             689        608
Accrued Interest Receivable                                     871        976
Premises and Equipment                                        1,782      1,858
Other Assets                                                  5,501      5,869
- -------------------------------------------------------------------------------
           Total Assets                                    $102,103   $ 95,862
===============================================================================

Liabilities, Redeemable Preferred Stock and Stockholders' Equity
Deposits:
  Domestic Offices:
       Noninterest-Bearing                                 $ 14,217   $ 12,398
       Interest-Bearing                                      27,648     28,663
  Overseas Offices:
       Noninterest-Bearing                                    2,473      1,718
       Interest-Bearing                                      27,171     24,445
- -------------------------------------------------------------------------------
           Total Deposits                                    71,509     67,224
Federal Funds Purchased and Securities Sold Under
 Repurchase Agreements                                        7,890      6,961
Commercial Paper                                              1,465      1,145
Other Short-Term Borrowings                                   1,813      1,774
Acceptances Outstanding                                         696        619
Accrued Interest Payable                                        416        578
Accounts Payable, Accrued Expenses and Other Liabilities      4,551      4,084
Intermediate- and Long-Term Debt                              5,641      6,913
- -------------------------------------------------------------------------------
           Total Liabilities                                 93,981     89,298
- -------------------------------------------------------------------------------

Redeemable Preferred Stock                                     -            53

Stockholders' Equity:
  Nonredeemable Preferred Stock(Without Par Value,51,439,738  1,400      1,477
  and 49,539,738 Shares Outstanding,Respectively)
  Common Stock :
                               1993          1992
                           ------------  -----------
       Par Value                 $2.00         $2.00
       Authorized Shares   500,000,000   500,000,000
       Outstanding Shares  184,290,491   156,096,382            368        312
  Surplus                                                     3,922      3,174
  Net Unrealized Gains on Investment Securities -
     Available for Sale                                         264       -
  Foreign Exchange Translation Adjustments                       12         13
  Retained Earnings                                           2,156      1,535
- -------------------------------------------------------------------------------
           Total Stockholders' Equity                         8,122      6,511
- -------------------------------------------------------------------------------
           Total Liabilities, Redeemable Preferred Stock
           and Stockholders' Equity                        $102,103   $ 95,862
===============================================================================


The Chase Manhattan Corporation and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
                                              Quarter Ended  Year Ended
                                              December 31,   December 31,
                                             -------------------------------
($ in millions, except per share data)         1993    1992    1993    1992
- ----------------------------------------------------------------------------
Interest Revenue
Interest and Fees on Loans                   $1,479  $1,488  $5,795  $6,280
Interest on Deposits Placed with Banks          164     206     717     759
Interest and Dividends on Investment
   Securities:
     Held to Maturity                            41     161     168     579
     Available for Sale                         133     -       517     -
Interest on Federal Funds Sold and Securities
   Purchased Under Resale Agreements            245     223   1,029     771
Interest on Trading Account Assets               91      87     242     316
- ----------------------------------------------------------------------------
   Total Interest Revenue                     2,153   2,165   8,468   8,705
- ----------------------------------------------------------------------------

Interest Expense
Deposits                                        468     570   2,014   2,935
Federal Funds Purchased and Securities Sold
   Under Repurchase Agreements                  127     171     570     585
Commercial Paper                                 11      10      46      40
Other Short-Term Borrowings                     460     342   1,484     952
Intermediate- and Long-Term Debt                 85     115     491     629
- ----------------------------------------------------------------------------
   Total Interest Expense                     1,151   1,208   4,605   5,141
- ----------------------------------------------------------------------------
Net Interest Revenue                          1,002     957   3,863   3,564
Provision for Possible Credit Losses            195     305     995   1,220
Provision for Loans Held for
   Accelerated Disposition                      -       -       566     -
- ----------------------------------------------------------------------------
Net Interest Revenue After Provision for
   Possible Credit Losses and Provision for
   Loans Held for Accelerated Disposition       807     652   2,302   2,344
- ----------------------------------------------------------------------------
Noninterest Revenue
Fees and Commissions                            401     417   1,562   1,582
Foreign Exchange Trading Revenue                 75      82     356     327
Trading Account Revenue                          92      32     360     141
Investment Securities Gains                      12      (1)     47      13
Other Revenue                                   297      41     624     286
- ----------------------------------------------------------------------------
   Total Noninterest Revenue                    877     571   2,949   2,349
- ----------------------------------------------------------------------------
Other Operating Expenses
Salaries and Employee Benefits:
   Salaries                                     420     389   1,590   1,505
   Employee Benefits                            129      92     487     411
- ----------------------------------------------------------------------------
                                                549     481   2,077   1,916
Net Occupancy                                   114     105     404     383
Equipment Rentals, Depreciation
   and Maintenance                               85      80     298     285
Provision for Other Real Estate Held for
   Accelerated Disposition                      -       -       318     -
Other Expenses                                  451     353   1,423   1,284
- ----------------------------------------------------------------------------
   Total Other Operating Expenses             1,199   1,019   4,520   3,868
- ----------------------------------------------------------------------------
Income Before Taxes                             485     204     731     825
Applicable Income Taxes                         172      35     265     186
- ----------------------------------------------------------------------------
Net Income Before Cumulative Effect of
   Change in Accounting Principle            $  313  $  169  $  466  $  639
Cumulative Effect of Change in Accounting
   Principle - Adoption of SFAS 109             -       -       500     -
- ----------------------------------------------------------------------------
Net Income                                   $  313  $  169  $  966  $  639
============================================================================
Net Income Applicable to Common Stock        $  282  $  136  $  826  $  515
============================================================================
Average Common Shares Outstanding (in
   millions)                                  184.8   155.3   172.3   148.7
Primary Earnings Per Common Share,
   Before Cumulative Effect of Change
   in Accounting Principle, Based on
   Average Shares Outstanding                $ 1.53  $ 0.87  $ 1.89  $ 3.46
Cumulative Effect of Change in Accounting
   Principle - Adoption of SFAS 109             -       -      2.90     -
Primary Earnings Per Common Share            $ 1.53  $ 0.87  $ 4.79  $ 3.46
Cash Dividends Declared Per Common Share     $ 0.30  $ 0.30  $ 1.20  $ 1.20
============================================================================

The Chase Manhattan Corporation and Subsidiaries
SUMMARY OF CHANGES IN STOCKHOLDERS' EQUITY
                                                             Year Ended
                                                             December 31,
                                                             ---------------
($ in millions)                                                1993    1992
- ----------------------------------------------------------------------------
Balance at Beginning of Period                               $6,511  $5,324
  Additions:
     Net Income                                                 966     639
     Shares Issued Pursuant to:
       Nonredeemable Preferred Stock Offering                   173     560
       Common Stock Offering                                    746     -
       Dividend Reinvestment and Stock Purchase Plan             56     259
       Floating Rate Subordinated Notes Due 1996                -        35
       Exercise of Common Stock Equity Contracts                -       132
       Exercise of Stock Options                                 16       8
     Net Unrealized Gains on Investment Securities -
       Available for Sale (Net of Deferred Taxes OF $174)       264     -
     Foreign Exchange Translation Adjustments                    (1)      3
- ----------------------------------------------------------------------------
                                                              8,731   6,960
  Deductions:
     Cash Dividends:
       Redeemable Preferred Stock                                 3       4
       Nonredeemable Preferred Stock                            137     120
       Common Stock                                             204     177
     Redemption of Preferred Stock                              250     125
     Issuance and Redemption Costs of Preferred Stock             6      24
     Other, Net                                                   9      (1)
- ----------------------------------------------------------------------------
Balance at End of Period                                     $8,122  $6,511
============================================================================

The Chase Manhattan Bank, N.A. and Subsidiaries
CONSOLIDATED STATEMENT OF CONDITION
                                                                December 31,
                                                              -----------------
($ in millions)                                                 1993    1992 *
- -------------------------------------------------------------------------------
Assets
Cash and Due from Banks                                       $ 5,772  $ 4,697
Interest-Bearing Deposits Placed with Banks                     5,431    5,813
Federal Funds Sold and Securities Purchased Under Resale
 Agreements                                                     4,439    3,865
Trading Account Assets                                          6,309    4,177
Investment Securities:
   Held to Maturity                                               657      703
   Available for Sale Carried at Fair Value                     6,766      -
   At Lower of Cost or Market                                     -      3,889
- -------------------------------------------------------------------------------
            Total Investment Securities                         7,423    4,592
Loans                                                          48,109   49,261
   Less: Reserve for Possible Credit Losses                     1,085    1,547
- -------------------------------------------------------------------------------
            Loans, Net                                         47,024   47,714
Assets Held for Accelerated Disposition                           219      -
Customers' Liability on Acceptances                               689      608
Accrued Interest Receivable                                       566      639
Premises and Equipment                                          1,617    1,690
Other Assets                                                    4,514    4,207
- -------------------------------------------------------------------------------
            Total Assets                                      $84,003  $78,002
===============================================================================

Liabilities and Stockholder's Equity
Deposits:
   Domestic Offices:
        Noninterest-Bearing                                   $13,740  $11,701
        Interest-Bearing                                       22,225   21,809
   Overseas Offices:
        Noninterest-Bearing                                     2,473    1,718
        Interest-Bearing                                       27,171   24,955
- -------------------------------------------------------------------------------
            Total Deposits                                     65,609   60,183
Federal Funds Purchased and Securities Sold Under
 Repurchase Agreements                                          3,534    4,008
Other Short-Term Borrowings                                     1,253    1,216
Acceptances Outstanding                                           696      614
Accrued Interest Payable                                          347      503
Accounts Payable, Accrued Expenses and Other Liabilities        3,088    2,764
Intermediate- and Long-Term Debt                                3,032    3,425
- -------------------------------------------------------------------------------
            Total Liabilities                                  77,559   72,713
- -------------------------------------------------------------------------------

Stockholder's Equity:
   Capital Stock:
                               1993           1992 *
                             -----------    -----------
        Par Value                 $15.00         $15.00
        Authorized Shares     81,744,445     81,744,445
        Outstanding Shares    60,699,597     60,220,121           910      903
   Surplus                                                      4,383    3,983
   Net Unrealized Gains on Investment Securities -
      Available for Sale                                          187      -
   Foreign Exchange Translation Adjustments                        12       13
   Undivided Profits                                              952      390
- -------------------------------------------------------------------------------
            Total Stockholder's Equity                          6,444    5,289
- -------------------------------------------------------------------------------
            Total Liabilities and Stockholder's Equity        $84,003  $78,002
===============================================================================

Member Federal Deposit Insurance Corporation
* As Restated for The Merger of Chase Lincoln First Bank, N.A. into The Chase Manhattan Bank, N.A. on January 1, 1993.